Exhibit 99.1

Summer Infant, Inc. CFO Joseph Driscoll to Depart

Woonsocket, RI, January 26, 2012 — Summer Infant, Inc. (“Summer Infant” or the “Company”) (Nasdaq: SUMR) today announced that Joseph Driscoll is stepping down as Chief Financial Officer in order to take a similar position with another public company. Mr. Driscoll, who has served as CFO since March 2007, will continue in his present capacity as CFO until the effective date of his resignation, which is currently expected to be after the filing of the Company’s 2011 Annual Report on Form 10-K. A search for Mr. Driscoll’s successor is underway.

Jason Macari, Chairman and Chief Executive Officer of Summer Infant, commented “As Chief Financial Officer, Joe has played an important role in the growth and success of Summer Infant. We thank him for his considerable contributions to the Company during his many years of service and wish him well in his future endeavors. Importantly, Joe has assembled a strong financial team that I am confident will help ensure a smooth transition over the next few months.”

Mr. Driscoll commented, “My time at Summer Infant has been very special and tremendously fulfilling. I leave behind an organization with some of the most talented people in the industry and a Company with a very bright future ahead of it.”

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers.  The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, nursery furniture, infant feeding items, and car seats.

Contact:

Joe Driscoll

Chief Financial Officer

Summer Infant, Inc.

(401) 671-6922

or

Jason Macari

CEO

Summer Infant, Inc.

(401) 671-6563

or

Brendon Frey

ICR

(203) 682-8200

brendon.frey@icrinc.com